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                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated April 17, 1996, with respect to the financial statements of Kidney Centers of Charleston, Inc. appearing in the Company's Report on Form 8-K dated May 1, 1996, incorporated by reference in the Registration Statement (Form S-3 No. 333-_____) and related Prospectus of Vivra Incorporated for the registration of $158,545,000 aggregate principal amount of 5% Convertible Subordinated Promissory Notes Due 2001, together with 4,261,962 shares of Common Stock, par value $.01 per share, of the Company, into which such Notes are convertible.

                                        PRATT-THOMAS, GUMB & CO., P.A.

Charleston, South Carolina
October 4, 1996